EXHIBIT 10.63

December 20, 2002

Michael Zukerman

Dear Mike:

This letter amends the employment agreement between you and Critical Path (the “Company”) dated June 11, 2001 (the “Original Agreement”), in the following respects:

1.	On or before January 30, 2003, you will receive a bonus payment of $50,000. This bonus payment will be 100% recoverable by the Company in the event your employment is involuntarily terminated for Cause or voluntarily terminated by you for any reason (other than Constructive Termination) prior to December 31, 2003.

2.	Effective February 1, 2003, you will report to Paul Bartlett, who is expected to become the EVP and CFO, and you will assume responsibility for the management of the Human Resources and Legal functions. In the event Mr. Bartlett does not become the EVP, CFO of the Company, you and I will discuss the appropriate reporting relationship. Effective immediately, you will be a part of, and attend all meetings of, the Executive Committee of the Company.

3.	Section 3 of the Original Agreement obligates you to loyally and conscientiously perform the duties required of you, and to devote your full business energies, efforts and abilities to your employment with the Company, and you hereby reaffirm that obligation.

4.	If, prior to December 31, 2003, your employment with the Company terminates for any reason whatsoever (including for Cause or voluntarily by you), the Company will, on or before the last day of your employment, make a severance payment to you equal to the amount you would have received in the event that your position were to be eliminated in the RIF currently planned for January 15, 2003. For the avoidance of doubt, this amount is equal to the severance amount as calculated under your original agreement, plus a WARN statutory payment of two months base salary, for a total of $166,666.67. Following December 31, 2003, any severance payable by the Company to you shall be as provided under the Original Agreement.

5.	An additional item (iv) shall be permanently added to the definition of Constructive Termination contained in Exhibit A of your agreement, as follows: “(iv) any change, for any reason, in the status of Bill McGlashan as either Chairman or CEO of the Company, unless you agree in writing to a waiver of this event as a Constructive Termination trigger.”

6.	Any dispute, claim or controversy arising out of or relating to this Amendment or the Original Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Amendment or the Original Agreement to arbitrate, shall be determined by binding arbitration (without the necessity for any earlier mediation or other ADR) in San Francisco, CA, before a sole arbitrator, and the fees and costs of such arbitration shall be paid by the Company. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures and with no rights of discovery by either party. Such arbitration shall occur within 30 days of the first demand by the Company or by you for arbitration. The Parties agree that arbitration shall be the exclusive and final remedy, and any arbitrator’s award shall be enforceable in any court having jurisdiction. The arbitrator shall, in the award, allocate the attorneys’ fees of the prevailing party against the party who did not prevail. In any judicial proceeding in connection with the enforcement of an arbitrator’s award, the prevailing party shall be entitled to, and shall receive, its attorney’s fees and costs. Any payment under Section 4 of this agreement which is delayed for any reason shall automatically bear interest at the rate of 2% per month.

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7.	In the case of any conflict between the terms of this letter and the Original Agreement, this letter shall control. All other terms and conditions contained in the Original Agreement which are not inconsistent with the terms of this letter shall remain in full force and effect. All capitalized terms not defined herein shall have the meanings prescribed to them in the Original Agreement.

If you agree with the terms and conditions contained in this letter, please sign where indicated below.

Sincerely,

/s/ William McGlashan, Jr.

William McGlashan, Jr. Chairman and CEO

/s/ Laureen DeBuono

Laureen DeBuono EVP and CFO

Accepted and Agreed:

/s/ Michael Zukerman

Michael Zukerman

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